                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
             the Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement           [_] Confidential, for Use of the
                                          Commission Only
                                             (as permitted by Rule 14a-
                                             6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             MotherNature.com, Inc.
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies: not applicable

  (2) Aggregate number of securities to which transaction applies: not applicable

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): not applicable

  (4) Proposed maximum aggregate value of transaction: not applicable

  (5) Total fee paid: not applicable

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid: not applicable

  (2) Form, Schedule or Registration Statement No.: not applicable

  (3)Filing Party: not applicable

  (4) Date Filed: not applicable

                            MOTHERNATURE.COM, INC.
                               One Concord Farms
                               490 Virginia Road
                               Concord, MA 01742

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To be held on June 15, 2000

TO THE STOCKHOLDERS OF
MOTHERNATURE.COM, INC.:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of MotherNature.com, Inc., a Delaware corporation (the "Company"), will be held on Thursday, June 15, 2000, at 9:30 a.m. Boston time, at the offices of Testa, Hurwitz & Thibeault, LLP, 125 High Street, Boston, Massachusetts 02110, to consider and vote upon the following proposals:

    1. To elect a Board of Directors to serve for the ensuing year and until their respective successors have been duly elected and qualified.

    2. To approve an increase in the number of shares of Common Stock, par value $.01 per share, available for issuance under the MotherNature.com, Inc. 1999 Stock Plan from 118,473 to 865,000 shares.

    3. To transact such other business as may properly come before the meeting and any adjournments thereof.

  Only stockholders of record at the close of business on April 17, 2000, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the meeting and any adjournment thereof.

                                          By Order of the Board of Directors,

                                          /s/ Michael L. Bayer

                                          Michael L. Bayer
                                          Chief Financial Officer, Treasurer
                                           and Secretary

Concord, Massachusetts
May 1, 2000


 WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE, OR OTHERWISE PROVIDE YOUR PROXY BY TELEPHONE OR THE INTERNET.

                            MOTHERNATURE.COM, INC.
                               One Concord Farms
                               490 Virginia Road
                               Concord, MA 01742

                               ----------------

                                PROXY STATEMENT

                               ----------------

             For the Annual Meeting of Stockholders to be held on
                                 June 15, 2000

  Proxies in the form enclosed with this proxy statement are solicited by the Board of Directors of MotherNature.com, Inc. (the "Company" or "MotherNature") for use at the Annual Meeting of Stockholders of the Company to be held on Thursday, June 15, 2000 at 9:30 a.m. Boston time, at the offices of Testa, Hurwitz & Thibeault, LLP, 125 High Street, Boston, Massachusetts 02110, and any adjournments thereof (the "Annual Meeting").

  Only stockholders of record as of April 17, 2000 (the "Record Date") will be entitled to vote at the Annual Meeting. As of that date, there were 15,119,556 shares of Common Stock, par value $.01 per share, of the Company ("Common Stock") issued and outstanding. Each share of Common Stock outstanding as of the Record Date will be entitled to one vote and stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the Annual Meeting and vote in person. Any stockholder giving a proxy has the right to revoke it by written notice to the Secretary of the Company at any time before it is exercised, or by voting in person at the Annual Meeting. If a stockholder is not attending the Annual Meeting, any proxy or notice should be returned in time for receipt no later than the close of business on the day preceding the Annual Meeting.

  The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to establish a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum. A "non-vote" occurs when a broker holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner. Directors are elected by a plurality of the votes cast by stockholders entitled to vote at the Annual Meeting. All other matters being submitted to stockholders require the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter. An automated system administered by the Company's transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions are included in the number of shares present or represented and voting on each matter and, therefore, with respect to votes on specific proposals will have the effect of negative votes. Broker "non-votes" are not so included.

  At the Annual Meeting, a proposal to elect Michael I. Barach, Placido A. Corpora, Michael A. Greeley, Keith M. Kerman, Brent R. Knudsen and Marc D. Poirier as directors will be subject to the vote of stockholders. In addition to the election of directors, the stockholders will consider and vote upon a proposal to amend the Company's 1999 Stock Plan to increase the number of shares authorized for issuance thereunder from 118,473 to 865,000 shares. Where a choice has been specified on the proxy with respect to a matter, the shares represented by the proxy will be voted in accordance with the specifications and will be voted FOR if no specification is indicated.

  The Board of Directors of the Company knows of no other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote may be properly taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

  An Annual Report to Stockholders, containing audited financial statements of the Company for the fiscal year ended December 31, 1999, is being mailed together with this proxy statement to all stockholders entitled to vote. This proxy statement and the form of proxy will be first mailed to stockholders on or about May 5, 2000.

                                  PROPOSAL I

                             Election Of Directors

  The directors of the Company are elected annually and hold office until the next annual meeting of stockholders and until their successors have been elected and qualified. The directors are elected by a plurality of votes cast by stockholders. The Company's By-Laws state that the number of directors constituting the entire Board of Directors shall be determined by resolution of the Board of Directors. The number of directors currently fixed by the Board of Directors is seven. This number may be changed by resolution of the Board of Directors. Following the meeting, there will be one vacancy on the Board of Directors.

  Prior to the Meeting, Michael I. Barach, Placido A. Corpora, Michael A. Greeley, Keith M. Kerman, Brent R. Knudsen and Marc D. Poirier were the directors of the Company. Messrs. Barach, Greeley, Kerman, Knudsen and Poirier were appointed directors by a Written Consent in Lieu of Meeting of Directors dated May 12, 1999 and Mr. Corpora was appointed as a director at the December 21, 1999 Board of Director's meeting.

  No proxy may be voted for more people than the number of nominees. Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for any individual director (by writing that individual director's name where indicated on the proxy) or for all directors will be voted FOR the election of all the nominees (unless one or more nominees are unable or unwilling to serve). The Board of Directors knows of no reason why any such nominee would be unable or unwilling to serve, but if such should be the case, proxies may be voted for the election of some other person.

Board of Directors Meetings and Committees

  The Board of Directors met 11 times and acted by unanimous written consent four times during the fiscal year ended December 31, 1999. The Board of Directors has established an Audit Committee and a Compensation Committee. During fiscal 1999, with the exception of: (i) Mr. Greeley, who did not join the Board of Directors until May 1999 and (ii) Mr. Corpora, who did not join the Board of Directors until December 1999, each of the directors attended at least 75% of the aggregate of the (x) total number of meetings of the Board of Directors and (y) the total number of meetings held by all committees of the Board on which he served.

  Audit Committee. The Audit Committee of the Board of Directors, of which Messrs. Poirier, Greeley and Corpora are members, oversees the accounting and tax functions of the Company, including matters relating to the appointment and activities of the Company's independent auditors. The Audit Committee met once during the fiscal year ended December 31, 1999. The Audit Committee has reviewed and discussed the Company's audited financial statements for the fiscal year ended December 31, 1999 with management and has reviewed and discussed the matters required to be discussed by SAS 61 with the Company's independent accountants. The Audit Committee has received the written disclosures and letter from the Company's independent accountants required by Independence Standard Board Standard No. 1. Based upon a review of all of the foregoing, the Audit Committee has recommended to the Board of Directors that the Company's audited financial statements for the fiscal year ended December 31, 1999 be included in the Company's Annual Report to Stockholders which accompanies this proxy statement.

  Compensation Committee. The Compensation Committee of the Board of Directors, of which Messrs. Kerman and Knudsen are members, reviews and makes recommendations concerning executive compensation, and administers the Company's 1998 Stock Plan, as amended (the "1998 Plan"), the Company's 1999 Stock

Plan (the "1999 Plan") and the Company's 1999 Employee Stock Purchase Plan (the "1999 ESPP"). The Compensation Committee met three times during the fiscal year ended December 31, 1999.

Compensation Committee Interlocks and Insider Participation

  The members of the Compensation Committee are Keith M. Kerman and Brent R. Knudsen. No member of the Committee is currently, or has ever been, an officer or employee of the Company or any of its subsidiaries, or had any relationship with the Company during the last fiscal year that would require disclosure herein. During the fiscal year ended December 31, 1999, no executive officer of the Company served as a member of the compensation committee of another entity (or other committee of the Board of Directors performing equivalent functions or, in the absence of any such committee, the entire Board of Directors), one of whose executive officers served as member of the Compensation Committee of the Company.

Compensation of Directors

  During the fiscal year ended December 31, 1999, directors who were employees of the Company received no cash compensation for their services as directors. Directors who are not employees of the Company are reimbursed by the Company for all reasonable travel expenses incurred in connection with their service as a director of the Company's Board of Directors. All directors are eligible to receive stock options under the Company's 1998 Plan and 1999 Plan.

     OCCUPATIONS OF EXECUTIVE OFFICERS, DIRECTORS AND OTHER KEY EMPLOYEES

  The following table sets forth the names, ages and positions of the executive officers and directors of the Company as of May 1, 2000:

       Name                Age Position
       ----                --- --------
Michael I. Barach(1)......  42 Chief Executive Officer, President and Director
Michael L. Bayer(1).......  34 Chief Financial Officer, Treasurer and Secretary
Donald J. Pettini(1)......  37 Chief Technology Officer
Jeffrey A. Steinberg(1)...  37 Chief Marketing Officer
Placido A. Corpora(3).....  44 Director
Michael A. Greeley(3).....  37 Director
Keith M. Kerman(2)........  42 Director
Brent R. Knudsen(2).......  43 Director
Marc D. Poirier(3)........  35 Director

--------
(1) Executive officers of the Company are elected annually by the Board of Directors and serve until the next Annual Meeting of the Board of Directors and until their respective successors are elected and qualified, or until their earlier resignation or removal.
(2) Member of Compensation Committee.
(3) Member of Audit Committee.

 Executive Officers

  Michael I. Barach has served as Chief Executive Officer and President and a director since June 1998. From October 1990 until June 1998, Mr. Barach was employed by Bessemer Venture Partners, where he specialized in the telecommunications, retail and electronic commerce categories. Mr. Barach was a Partner at Bessemer from February 1994 until June 1998. Prior to October 1990, Mr. Barach held several executive management positions in various retail organizations. Mr. Barach holds a B.A. degree from Amherst College, where he graduated summa cum laude and Phi Beta Kappa. Mr. Barach received a J.D. from Harvard Law School and a M.B.A. from Harvard Business School, where he graduated as a Baker Scholar.

  Michael L. Bayer has served as Chief Financial Officer, Treasurer and Secretary since March 1999, having started with the Company as Vice President, Finance, Treasurer and Secretary in July 1998. From August 1995 until April 1998, he worked for Lifeline Systems, a manufacturer and service provider of personal response systems, first as Assistant Treasurer and then as Treasurer. Prior to that, Mr. Bayer was Vice President, Strategic Planning for Specialty Loose Leaf, Inc., a custom manufacturer of office supplies, from March 1995 until August 1995, where he helped launch a leveraged buyout spin-off. From July 1992 until February 1995, Mr. Bayer served in various financial management roles with Avery Dennison Corporation, a multinational manufacturer of office supplies and adhesive products. Mr. Bayer holds a B.S. degree in Finance and Investments with Distinction from Babson College and an M.B.A. with Distinction from Cornell University, where he was a Fried Fellow.
Mr. Bayer is a Certified Financial Analyst.

  Donald J. Pettini has served as Chief Technology Officer since June 1998. From March 1996 until April 1998, he worked for Digital Equipment Corporation as the initial member of the AltaVista Engineering Team, where he led several projects as Project Director, including MilliCent. From 1985 until 1996, Mr. Pettini held various engineering roles within Digital Equipment Corporation, including as a member of the internal trouble-shooting team, and he specialized in network design and encryption technology.

  Jeffrey A. Steinberg has served as Chief Marketing Officer since July 1999, having started with the Company as Chief Knowledge Officer in February 1999. Prior to that, Mr. Steinberg was Vice President of Marketing of Net Grocer, Inc., an online retailer of grocery products, from February 1997 through December 1998. From September 1995 to February 1997, he was a manager at A.T. Kearney, a management consulting firm, where he was involved with their consumer products consulting practice and specialized in interactive and database marketing. From October 1991 to September 1995, Mr. Steinberg worked in the Deloitte & Touche Consulting Group's Retail and Direct Marketing practice, first as a senior consultant and then as a manager. Since 1994, Mr. Steinberg has authored three books on interactive marketing, relationship marketing and database marketing on behalf of the Direct Marketing Association. Mr. Steinberg holds a B.A. degree in Computer Science and Geography from Clark University and a Masters of Science degree in Venture Capital Management from the MIT Sloan School of Management.

 Directors

  Placido A. Corpora has served as a director since December 1999. Since 1990, Mr. Corpora has served as the President of the Book Division of Rodale Inc. Mr. Corpora has also served as the Managing Director of Rodale's Interactive Division since August 1999. Previously, Mr. Corpora held various positions with Rodale Inc. since joining the Company in 1980. Mr. Corpora holds a B.A. in Accounting from Moravian College.

  Michael A. Greeley has served as a director since May 1999. Since 1994, Mr. Greeley has been Senior Vice President of GCC Investments, Inc., the private equity investment group of GC Companies, Inc., which has as its primary operating subsidiary General Cinema Theatres. Prior to this position, Mr. Greeley was a Vice President from 1989 until 1994 at Wasserstein Perella & Co., Inc., an international investment bank specializing in mergers and acquisitions and corporate finance transactions. Mr. Greeley serves on the Board of Directors of El Sitio, Inc. (Nasdaq: LCTO). Mr. Greeley received a B.A. from Williams College and a M.B.A. from Harvard Business School.

  Keith M. Kerman, M.D. has served as a director since June 1998. Dr. Kerman is a General Partner of Morgenthaler Venture Partners IV, L.P., a venture capital firm, which he joined in April 1997. From February 1995 to March 1997, Dr. Kerman was a partner at Marquette Venture Partners, a venture capital firm. Prior to 1995, he was President of Corporate Health Administrators, Inc. and Vice President of Medical Delivery at U.S. Healthcare, Inc. from June 1991 to February 1995. Dr. Kerman is a board-certified internist. He was a Robert Wood Johnson Foundation Scholar at the University of Pennsylvania and a Senior Fellow at the Leonard Davis Institute for Health Economics. He received his undergraduate and medical degrees from Brown University and a M.B.A. from The Wharton School of the University of Pennsylvania.

  Brent R. Knudsen has served as a director since December 1998. Mr. Knudsen is currently the Managing Director of North Castle Partners L.L.C., a private equity firm. Prior to joining North Castle in 1998, Mr. Knudsen served from November 1997 to July 1998 as President and Chief Executive Officer of GolfWeb, Inc., a Web site catering to golf enthusiasts, prior to its acquisition by SportsLine USA, Inc. From September 1996 to November 1997, Mr. Knudsen served as President of the Sports and Mass Division of Bell Sports, Inc., a bicycle and bicycle accessory company. From January 1994 to September 1996, Mr. Knudsen served as a President of Full Force, a subsidiary of Specialized Bicycle Components, Inc. From September 1985 through December 1994, Mr. Knudsen had marketing and business development responsibilities at the Price Company and Costco Wholesale which were later merged to form PriceCostco. Mr. Knudsen served as the original Vice President of Marketing and Business Development for Price Club and as Managing Director of Price Costco Industries. From July 1983 through September 1985, Mr. Knudsen was employed as a consultant at Bain and Company. Mr. Knudsen holds degrees from the University of Utah, where he received a B.A., with highest honors, in Economics and English, and Georgetown Law School, where he received a J.D.; and attended Harvard Law and Business Schools as a visiting scholar.

  Marc D. Poirier has served as a director since September 1998. He has been a General Partner of @Ventures III, L.P., a venture capital firm affiliated with CMGI, Inc. since August 1998. Mr. Poirier joined CMGI in May 1996 at Planet Direct, a CMGI subsidiary providing Web portals to consumers through Internet Service Providers and other co-branding partners. At Planet Direct, Mr. Poirier served as Director, Business Development, and then as Vice President of Electronic Commerce. Mr. Poirier was employed by Ernst & Young, LLP in the Mergers & Acquisitions Group from June 1992 to May 1996 and in the Entrepreneurial Services

Group from September 1986 to August 1990. Mr. Poirier is a Certified Public Accountant, and he holds a B.S. in Business Administration from Providence College and a M.B.A. from Harvard Business School.

 Key Employees

  Selena Anderson has served as Director, Purchasing since January 1999. From August 1996 to August 1998, Ms. Anderson was the Director of Nutrition and Body Care for Nature's Heartland. From January 1996 to June 1996 she was the East Coast Regional Sales Manager for Jason Cosmetics. From June 1995 to December 1995, she was a Sales Representative for Matrix Marketing. From January 1995 to June 1995 she was the Regional Merchandiser for BIN Sales & Marketing. From March 1994 to October 1994, she was a Purchasing Assistant for Wild Oats. From May 1993 through December 1993 she was the Northern California Regional Sales Manager for Stonyfield Farm. From January 1991 to May 1993, she was a Field Sales Representative for Sunbelt Sales & Marketing. From January 1985 to January 1991, Ms. Anderson was the founder and owner of Vegan Street, Inc., one of the first mail-order companies in the US dedicated to cruelty-free and environmentally safe products. Ms. Anderson holds a B.A. in Psychology from the University of Maryland.

  C. Brad Eisold has served as Director, Merchandising since January 1999. Prior to joining the Company, Mr. Eisold served as Director of Grocery, Frozen Foods, Dairy, Bulk Foods and Beer/Wine departments at Nature's Heartland stores in the Boston area from June 1996 to August 1998. From November 1994 through June 1996, Mr. Eisold worked with Harris Teeter Supermarkets, Inc., where he developed and instituted a natural products program for the chain. From May 1994 until November 1994, Mr. Eisold served as Director, Purchasing at Wild Oats Markets. From February 1991 through November 1993, Mr. Eisold, as Vice President of Purchasing with Fresh Fields Markets, developed and directed the programs for the grocery, frozen foods and dairy departments. Mr. Eisold holds a B.A. in Psychology and Sociology from American International College and an M.Ed in Psychology and Counseling from Springfield College.

  John D. Gugliotta has served as Vice President of Operations since January 2000. From August 1987 through October 1999, Mr. Gugliotta was employed by LifelineSystems Inc., most recently as Vice President of Operations, where his responsibilities included overseeing all manufacturing, materials and quality related functions as well as that company's customer service and call center operations. Prior to LifelineSystems, Inc., from 1979 to 1987, Mr. Gugliotta worked for Ortho Diagnostic Systems, a Johnson and Johnson company, where he held numerous positions, including Director of Manufacturing and Materials Management. Mr Gugliotta holds a B.S.E.E. from Northeastern University.

  Craig S. Rutfield has served as Vice President of Engineering since December 1999. From August 1998 through August 1999, Mr. Rutfield served as Chief Technology Officer of Ebix.com, a software provider for the insurance industry. From September 1993 through August 1998, Mr. Rutfield worked at First Data Investor Services Group, a subsidiary of First Data Corporation, where he also served as Director of Internet and Client Server Products at the time he left that company. Mr. Rutfield holds a B.S. in Computer and Systems Engineering from Rensselaer Polytechnic Institute, M.B.A. from Worcester Polytechnic Institute and a M.S. in Electrical Engineering from Northeastern University.

  Craig N. Weatherby has served as Director, Content since joining in June 1998. From June 1996 to April 1998, Mr. Weatherby researched and wrote The Arthritis Bible, the lead title from Healing Arts Press for the Spring of 1999. In February 1997, Mr. Weatherby served as Director of Marketing at Nature's Heartland, Inc. From November 1992 to April 1998, Mr. Weatherby wrote feature articles for leading consumer and trade magazines, including Natural Health and Natural Pharmacy, and operated Write Stuff Marketing, a communications consultancy producing newsletters and biomedical monographs for major natural products companies, including Whole Foods Market, Cornucopia Natural Foods, Wild Harvest/Star Markets and Madis Botanicals. From July 1987 to October 1992 he served as Marketing Manager for the Bread & Circus Whole Foods Supermarket chain, where he produced a comprehensive educational publications program. Mr. Weatherby holds a B.A. in History from Windham College.

                            SECURITIES OWNERSHIP OF
                     MANAGEMENT AND PRINCIPAL STOCKHOLDERS

  The following table sets forth, as of April 17, 2000, certain information regarding the beneficial ownership of the Company's Common Stock by: (i) each person who, to the knowledge of the Company, owned beneficially more than 5% of the shares of Common Stock of the Company outstanding at such date, (ii) each Director of the Company, (iii) each Named Officer (as defined below) and
(iv) all current directors and executive officers as a group:

                                                         Number of   Percentage
                                                           Shares    of Shares
                                                        Beneficially of Common
Name and Address of Beneficial Owner                      Owned(1)    Stock(2)
------------------------------------                    ------------ ----------
Michael I. Barach(3)...................................    362,030      2.4%
 c/o MotherNature.com, Inc.
 One Concord Farms
 490 Virginia Road
 Concord, MA 01742


Michael L. Bayer(4)....................................     66,329        *
 c/o MotherNature.com, Inc.
 One Concord Farms
 490 Virginia Road
 Concord, MA 01742


Donald J. Pettini(5)...................................     54,517        *
 c/o MotherNature.com, Inc.
 One Concord Farms
 490 Virginia Road
 Concord, MA 01742


Sharon L. Rice(6)......................................     39,515        *
 13 Chestnut Street
 Boston, MA 02108


Jeffrey A. Steinberg(7)................................     44,164        *
 c/o MotherNature.com, Inc.
 One Concord Farms
 490 Virginia Road
 Concord, MA 01742


Placido A. Corpora(8)..................................      1,800        *
 c/o Rodale, Inc.
 33 East Minor Street
 Emmaus, PA 18098


Michael A. Greeley(9)..................................    682,089      4.5%
 c/o GCC Investments, Inc.
 1300 Boylston Street
 Chestnut Hill, MA 02467


Keith M. Kerman(10)....................................  1,245,319      8.2%
 c/o Morgenthaler Venture Partners
 Teminal Tower
 50 Public Square, Suite 2700
 Cleveland, OH 44113

                                                       Number of   Percentage
                                                         Shares    of Shares
                                                      Beneficially of Common
Name and Address of Beneficial Owner                    Owned(1)    Stock(2)
------------------------------------                  ------------ ----------
Brent R. Knudsen(11).................................      3,000         *
 c/o North Castle Partners
 60 Arch Street
 Greenwich, CT 06830


Marc D. Poirier(12)..................................  1,245,319       8.2%
 c/o CMG@Ventures II, LLC
 100 Brickstone Square
 Andover, MA 01810


CMG@Ventures II, LLC(13).............................  1,245,319       8.2%
 c/o CMGI, Inc.
 100 Brickstone Square
 Andover, MA 01810


Morgenthaler Venture Partners(14)....................  1,245,319       8.2%
 50 Public Square, Suite 2700
 Cleveland, OH 44113


Bessemer Venture Entities(15)........................  1,245,321       8.2%
 83 Walnut Street
 Wellesley, MA 02481


Rodale Inc.(16)......................................    974,044       6.4%
 33 East Minor Street
 Emmaus, PA 18098


All current executive officers and directors as a      3,704,567      24.0%
 group...............................................
 (9 persons)(17)

--------
  * Indicates less than 1%
 (1) Except as indicated in footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock owned based upon information provided to the Company by the directors, executive officers and principal stockholders of the Company.
 (2) The number of shares of Common Stock deemed outstanding for this calculation includes (i) 15,119,556 shares of Common Stock outstanding as of April 17, 2000 and (ii) with respect to each individual or entity, as applicable, options and warrants to purchase shares of Common Stock which are currently exercisable or will become exercisable within 60 days of April 17, 2000 by the individual or entity in question.
 (3) Includes 8,645 shares issuable upon exercise of a warrant held by Mr. Barach and 199,457 shares deemed to be beneficially owned by Mr. Barach pursuant to options exercisable within 60 days of April 17, 2000.
 (4) Includes 1,000 shares held by Mr. Bayer as custodian for each of his two sons under the Uniform Gifts to Minors Act and 49,147 shares deemed to be beneficially owned by Mr. Bayer pursuant to options exercisable within 60 days of April 17, 2000.
 (5) Includes 25,456 shares deemed to be beneficially owned by Mr. Pettini pursuant to options exercisable within 60 days of April 17, 2000.
 (6) Effective as of April 1, 2000, Ms. Rice resigned from the position of Vice President, Brand Marketing and terminated her employment with the Company. Any unvested options held by Ms. Rice terminated when she resigned as of April 1, 2000 and all 15,235 vested options held by Ms. Rice will automatically terminate if not exercised on or before July 1, 2000.
 (7) Includes 44,164 shares deemed to be beneficially owned by Mr. Steinberg pursuant to options exercisable within 60 days of April 17, 2000.

 (8) Does not include 974,044 shares of Common Stock held by Rodale Inc. Mr. Corpora is the President of the Book Division of Rodale Inc. and does not share voting and investment power with respect to the shares held by Rodale Inc.
 (9) Includes 678,589 shares held by Chestnut Hill Nature, LLC, a wholly-owned subsidiary of GCC Investments, LLC. Mr. Greeley is a Senior Vice President of GCC Investments, LLC and may be deemed to share voting and investment power with respect to all shares held by Chestnut Hill Nature LLC. Mr. Greeley disclaims beneficial ownership of such shares.
(10) Includes 1,236,674 shares held by Morgenthaler Venture Partners IV, L.P. and 8,645 shares issuable upon exercise of a warrant held by Morgenthaler Venture Partners IV, L.P. Mr. Kerman is a General Partner of Morgenthaler Management Partners IV, L.P., which is the General Partner of Morgenthaler Venture Partners IV, L.P., and may be deemed to share voting and investment power with respect to all shares held by Morgenthaler Venture Partners IV, L.P. Mr. Kerman disclaims beneficial ownership of such shares.
(11) Does not include 712,423 shares held by North Castle Partners II, L.P., 17,572 shares held by NCP Co-Investment Fund, L.P., and 20,564 shares held by NCP-MNC, L.P. Mr. Knudsen is a limited partner of NCP GP II, L.P., which is the General Partner of North Castle Partners II, L.P., and Mr. Knudsen is a Managing Director of North Castle GP II, LLC, which serves as the general partner of NCP GP II, L.P., as well as NCP-MNC, L.P. Mr. Knudsen is also a Managing Director of NCP Co-Investment G.P., LLC, which is the general partner of NCP Co-Investment Fund, L.P. Mr. Knudson does not share voting and investment power with respect to the shares held by North Castle Partners II, L.P., NCP Co-Investment Fund, L.P. and NCP-MNC, L.P.
(12) Includes 1,236,674 shares held by CMG@Ventures II, LLC and 8,645 shares issuable upon exercise of a warrant held by CMG@Ventures II, LLC. Mr. Poirier is a General Partner of CMG@Ventures III, L.P, which is an affiliate of CMG@Ventures II, LLC. Mr. Poirier may be deemed to share voting and investment power with respect to all shares held by CMG@Ventures II, LLC. Mr. Poirier disclaims beneficial ownership of such shares.
(13) Includes 8,645 shares issuable upon exercise of a warrant held by CMG@Ventures II, LLC.
(14) As reported on a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2000 reflecting beneficial ownership of the Company's Common Stock as of December 31, 1999. According to the Schedule 13G, Morgenthaler Venture Partners IV, L.P. shares voting and investment power with respect to 1,245,319 shares of common stock of the Company.
(15) Includes 693,267 shares held by Bessemer Venture Partners IV L.P., 424,831 shares held by Bessec Ventures IV L.P. and 118,578 shares held by Bessemer Venture Investors L.P. Also includes 4,323 shares issuable upon exercise of a warrant held by Bessemer Venture Partners IV L.P. and 4,322 shares issuable upon exercise of a warrant held by Bessec Ventures IV L.P.
(16) As reported on a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2000 reflecting beneficial ownership of the Company's Common Stock as of December 31, 1999. According to the Schedule 13G, Rodale Inc. has sole voting and investment power with respect to 974,044 shares of Common Stock of the Company.
(17) Includes 318,224 stock options and 25,935 warrants to purchase shares of Common Stock which are currently exercisable or will become exerciseable within 60 days of April 17, 2000.

                      COMPENSATION AND OTHER INFORMATION
                       CONCERNING DIRECTORS AND OFFICERS

Summary Compensation Table

  The following table sets forth summary information concerning the annual and long-term compensation for services rendered in all capacities to the Company for the fiscal years ended December 31, 1999, 1998 and 1997 paid to (i) the Company's Chief Executive Officer and (ii) each of the four most highly compensated executive officers of the Company, other than the Chief Executive Officer, who were serving as such at December 31, 1999 and whose annual compensation exceeded $100,000 (the "Named Officers"):

                          SUMMARY COMPENSATION TABLE

                                                                       Long-Term
                                                                      Compensation
                                         Annual Compensation             Awards
                                ------------------------------------- ------------
                                                                       Number of
   Name and Principal    Fiscal                        Other Annual   Options/SARs    All Other
      Positions(s)        Year  Salary($) Bonus($)(1) Compensation(2)    (#)(3)    Compensation($)
   ------------------    ------ --------- ----------- --------------- ------------ ---------------
Michael I. Barach(4)....  1999   192,597      --            --              --           --
 President, Chief
  Executive               1998    38,500      --            --          415,501          --
 Officer and Director     1997       --       --            --              --           --
Michael L. Bayer(5).....  1999   146,457      --            --          150,743          --
 Chief Financial
  Officer,                1998    45,000      --            --           60,297          --
 Treasurer and Secretary  1997       --       --            --              --           --
Donald J. Pettini(6)....  1999   157,661      --            --           59,494          --
 Chief Technology
  Officer                 1998       --       --            --              --           --
                          1997       --       --            --              --           --
Sharon L. Rice(7).......  1999   153,692      --            --           44,218          --
 Vice President, Brand    1998       --       --            --              --           --
 Marketing                1997       --       --            --              --           --
Jeffrey A.
 Steinberg(8)...........  1999   136,538      --            --          179,230          --
 Chief Marketing Officer  1998       --       --            --              --           --
                          1997       --       --            --              --           --

--------
(1) Bonuses are reported in the year earned, even if actually paid in a subsequent year.
(2) Excludes perquisites and other personal benefits, the aggregate annual amount of which does not exceed the lessor of $50,000 or 10% of the annualized salary reported for the Named Officer.
(3) The Company did not grant any restricted stock awards or stock appreciation rights or make any long-term incentive plan payouts during fiscal years ended December 31, 1999, 1998 or 1997. Reflects the 7.463 for 1 reverse stock split effected by the Company on December 8, 1999.
(4) Mr. Barach became an executive officer when he was elected President and Chief Executive Officer effective as of June 10, 1998. Accordingly, the compensation reported covers his compensation for the full 1998 and 1999 fiscal years and his compensation for fiscal year 1997 is not included in this Summary Compensation Table.
(5) Mr. Bayer became an executive officer when he was elected, Treasurer and Secretary effective as of August 4, 1998. Accordingly, the compensation reported covers his compensation for the full 1998 and 1999 fiscal years and his compensation for fiscal year 1997 is not included in this Summary Compensation Table. Mr. Bayer's title changed to Chief Financial Officer, Treasurer and Secretary effective as of March 24,1999.
(6) Mr. Pettini became an executive officer when he was elected Chief Technology Officer effective as of March 24, 1999. Accordingly, the compensation reported covers his compensation for the full 1999 fiscal year and his compensation for fiscal years 1998 and 1997 is not included in this Summary Compensation Table.
(7) Ms. Rice became an executive officer when she was elected Vice President, Brand Marketing effective as of May 13, 1999. Accordingly, the compensation reported covers her compensation for the full 1999 fiscal year and her compensation for fiscal years 1998 and 1997 is not included in this Summary Compensation Table. Effective as of April 1, 2000, Ms. Rice resigned from the position of Vice President, Brand Marketing and terminated her employment with the Company. Any unvested options held by Ms. Rice terminated when she resigned as of April 1, 2000, and all 15,235 vested options held by Ms. Rice will automatically terminate if not exercised on or before July 1, 2000.
(8) Mr. Steinberg became an executive officer when he was elected Chief Knowledge Officer effective as of March 24, 1999. Accordingly, the compensation reported covers his compensation for the full 1999 fiscal year and his compensation for the fiscal years 1998 and 1997 is not included in this Summary Compensation Table. Mr. Steinberg's title changed to Chief Marketing Officer effective as of July 30, 1999.

Option Grants in Last Fiscal Year

  The following table sets forth the specified information regarding stock options granted to each of the Named Officers during the fiscal year ended December 31, 1999:

                     OPTION GRANTS IN LAST FISCAL YEAR(1)

                                                                           Potential Realizable Value at
                                                                        Assumed Annual Rates of Stock Price
                                      Individual Grants(2)                Appreciation for Option Term(3)
                         ---------------------------------------------- -----------------------------------
                            Number
                         of Securities Percent of Total
                          Underlying     Options/SARs   Exercise
                         Options/SARs     Granted to    Or Base  Market
                            Granted      Employees in    Price   Price  Expiration
          Name              (#)(4)      Fiscal Year(5)   ($/Sh)  ($/Sh)    Date    0%($)   5%($)   10%($)
          ----           ------------- ---------------- -------- ------ ---------- ------ ------- ---------
Michael I. Barach.......       --            --            --      --         --      --      --        --

Michael L. Bayer(6).....    26,799           2.5%        22.39   22.39     8/6/09     --  377,355   956,293
Michael L. Bayer(6).....    20,231           1.9%        22.39   22.39     8/6/09     --  284,872   721,921
Michael L. Bayer(6).....    53,466           5.1%        22.39   22.39     8/6/09     --  752,852 1,907,875
Michael L. Bayer(6).....    26,733           2.5%        10.00   12.00   10/22/09  20,230 255,213   564,732
Michael L. Bayer(6).....    13,399           1.3%        10.00   12.00   10/22/09  53,466 127,917   283,053
Michael L. Bayer(6).....    10,115           1.0%        10.00   12.00   10/22/09  26,798  96,565   213,978

Donald J. Pettini(7)....    16,898           1.6%        22.39   22.39     8/6/09     --  237,940   602,986
Donald J. Pettini(7)....    20,099           1.9%        22.39   22.39     8/6/09     --  283,013   717,211
Donald J. Pettini(7)....     2,665           0.3%        22.39   22.39     8/6/09     --   37,526    95,098
Donald J. Pettini(7)....    10,050           1.0%        10.00   12.00   10/22/09  20,100  95,945   212,305
Donald J. Pettini(7)....     8,449           0.8%        10.00   12.00   10/22/09  16,898  80,660   178,484
Donald J. Pettini(7)....     1,333           0.1%        10.00   12.00   10/22/09   2,666  12,726    28,160

Sharon L. Rice(8).......    16,079           1.5%        22.39   22.39     8/6/09     --  226,408   573,761
Sharon L. Rice(8).......    13,339           1.3%        22.39   22.39     8/6/09     --  188,671   478,128
Sharon L. Rice(8).......     8,040           0.8%        10.00   12.00   10/22/09  16,080  76,756   169,844
Sharon L. Rice(8).......     6,700           0.6%        10.00   12.00   10/22/09  13,400  63,963   141,537

Jeffrey A.
 Steinberg(9)...........    60,297           5.7%         2.99    2.99    1/22/09     --  113,382   287,333
Jeffrey A.
 Steinberg(9)...........     3,564           0.3%         5.22    5.22     2/2/09     --   11,700    29,650
Jeffrey A.
 Steinberg(9)...........     7,108           0.7%        22.39   22.39     8/6/09     --  100,087   253,641
Jeffrey A.
 Steinberg(9)...........    20,099           1.9%        22.39   22.39     8/6/09     --  283,013   717,211
Jeffrey A.
 Steinberg(9)...........    49,705           4.7%        22.39   22.39     8/6/09     --  699,894 1,773,668
Jeffrey A.
 Steinberg(9)...........     3,554           0.3%        10.00   12.00   10/22/09   7,108  33,929    75,078
Jeffrey A.
 Steinberg(9)...........    24,853           2.4%        10.00   12.00   10/22/09  49,706 237,265   525,017
Jeffrey A.
 Steinberg(9)...........    10,050           1.0%        10.00   12.00   10/22/09  20,100  95,945   212,305

--------
(1) The Company did not grant any stock appreciation rights ("SARs") in the fiscal year ended December 31, 1999.
(2) Stock options were granted under the Company's 1998 Plan at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant, with the exception of certain grants, as reflected in the above table, which were granted at an exercise price of $10.00 per share. In general, options granted under the 1998 Plan vest over four years, with 25% of the option shares granted vesting on the one-year anniversary of the grant date and the remainder vesting in 12 equal quarterly installments, and expire on the tenth anniversary of the date of grant, subject to earlier termination in certain situations related to resignation or termination of employment.
(3) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (0%, 5% and 10%) on the Company's Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Company's Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.
(4) Reflects the 7.463 for 1 reverse stock split effected by the Company on December 8, 1999.
(5) The percent of total options granted to employees in 1999 is based on grants to employees during the fiscal year ended December 31, 1999 of options to purchase an aggregate total of 1,093,407 shares of Common Stock of the Company.
(6) With respect to Mr. Bayer's options, options to purchase 49,147 shares are currently exercisable as of April 17, 2000 and the balance of the options continue to vest in different increments through July 1, 2003.
(7) With respect to Mr. Pettini's options, options to purchase 25,456 shares are currently exercisable as of April 17, 2000 and the balance of the options continue to vest in different increments through July 1, 2003.
(8) Effective as of April 1, 2000, Ms. Rice resigned from the position of Vice President, Brand Marketing and terminated her employment with the Company. Any unvested options held by Ms. Rice terminated when she resigned as of April 1, 2000, and all 15,235 vested options held by Ms. Rice will automatically terminate if not exercised on or before July 1, 2000.
(9) With respect to Mr. Steinberg's options, options to purchase 44,164 shares are currently exercisable as of April 17, 2000 and the balance of the options continue to vest in different increments through July 1, 2003.

Option Exercises and Fiscal Year End Values

  The following table sets forth information as to the Named Officers with respect to options to purchase the Company's Common Stock held by each Named Officer, including (i) the number of shares of Common Stock purchased upon exercise of options in the fiscal year ended December 31, 1999; (ii) the net value realized upon such exercise; (iii) the number of unexercised options outstanding as of December 31, 1999; and (iv) the value of such unexercised options at December 31, 1999:

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                     FISCAL YEAR-END OPTION/SAR VALUES(1)

                                                      Number of Unexercised     Value of Unexercised
                           Shares                        Options held at       In-the-Money Options at
                         Acquired on                  December 31, 1999(#)     December 31, 1999($)(4)
                          Exercise       Value      ------------------------- -------------------------
          Name             (#)(2)    Realized($)(3)             Unexercisable Exercisable Unexercisable
          ----           ----------- -------------- Exercisable ------------- ----------- -------------
Michael I. Barach.......   89,092       645,026       92,493       233,916      641,433     1,615,434
Michael L. Bayer........   16,182       325,112       24,498       170,360       13,940       294,329
Donald J. Pettini.......   35,760       780,304       10,870       127,295       50,701       507,077
Sharon L. Rice(5).......   24,280       286,018        1,841        95,789          --        378,691
Jeffrey A. Steinberg....      --            --        10,906       168,458        8,328       260,483

--------
(1) The Company did not grant any SARs in the fiscal year ended December 31, 1999.
(2) Reflects the 7.463 for 1 reverse stock split effected by the Company on December 8, 1999.
(3) Amounts disclosed in this column do not reflect amounts actually received by the Named Officers but are calculated based on the difference between the fair market value of the Company's Common Stock on the date of exercise and the exercise price of the options. The Named Officers will receive cash only if and when they sell the Common Stock issued upon exercise of the options, and the amount of cash received by such individuals is dependent on the price of the Company's Common Stock at the time of such sale.

(4) Represents the difference between the option exercise price of in-the-money options and the fair market value per share of Common Stock at 1999 fiscal year-end ($7.31 per share as quoted on the Nasdaq National Market at the close of trading on December 31, 1999) multiplied by the number of shares underlying the in-the-money option.
(5) Ms. Rice resigned and terminated her employment with the Company effective as of April 1, 2000. Any unvested options held by Ms. Rice terminated when she resigned as of April 1, 2000, and all 15,235 vested options held by Ms. Rice will automatically terminate if not exercised on or before July 1, 2000.

Executive Agreements and Severance Arrangements

  The Company entered into an Employment Agreement, dated as of October 14, 1999, with Michael I. Barach. The purpose of the Employment Agreement is to reinforce and encourage Mr. Barach to remain with the Company, to maintain objectivity and a high level of attention to his duties without distraction from the possibility of a change in control of the Company, and to restrict his ability to compete with the Company in the event his employment with the Company terminates. The term of the Employment Agreement is for two years commencing on October 14, 1999 and, so long as Mr. Barach continues to be employed by the Company, is automatically extended from year to year, unless the Company or Mr. Barach provides prior written notice to the other party of its/his desire to terminate the agreement. The Employment Agreement provides that during its term Mr. Barach will serve as the Company's Chief Executive Officer, receive a base salary of $250,000 per year, (subject to adjustment from time to time by the Company's Board of Directors), and be entitled to participate in and receive benefits under certain plans and arrangements generally made available by the Company to the senior executive officers of the Company and approved by the Board of Directors.

  The Employment Agreement provides that in the event Mr. Barach's employment is terminated by the Company without cause or Mr. Barach terminates his employment with the Company for good reason, the Company agrees to (i) pay Mr. Barach a severance payment of twelve months' salary at Mr. Barach's then current base salary over a twelve-month period and (ii) accelerate by twelve months the vesting of all stock options granted to Mr. Barach prior to September 1, 1999 and accelerate by six months the vesting of any future stock options which may be granted to Mr. Barach. Mr. Barach may terminate his employment with the Company for good reason if the Company (i) fails to continue Mr. Barach in the position of Chief Executive Officer, (ii) materially diminishes the nature or scope of Mr. Barach's responsibilities, duties or authority, or (iii) fails to provide Mr. Barach the compensation and benefits he is entitled to under the Employment Agreement.

  In addition, the Employment Agreement provides that Mr. Barach may terminate his employment with the Company upon sixty days written notice to the Company if the Company moves its principal place of business more than fifty miles from Concord, Massachusetts and, upon Mr. Barach's termination of his employment, the Company agrees to (i) pay Mr. Barach a severance payment of six months' salary at Mr. Barach's then current base salary over a six-month period and (ii) accelerate by twelve months the vesting of all stock options granted to Mr. Barach prior to September 1, 1999 and accelerate by six months the vesting of any future stock options which may be granted to Mr. Barach.

  In the event of a change in control, the Employment Agreement provides that if, within one year following the change of control, the Company terminates Mr. Barach's employment other than for cause or Mr. Barach terminates his employment for good reason, the Company agrees to pay Mr. Barach, within ten business days of his termination, a lump sum payment equal to his then current annual base salary. Pursuant to the terms of the Employment Agreement, in the event the lump sum payment and any other benefit to be received by Mr. Barach in connection with a change in control of the Company (the "Total Payments") would constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and thus subject to a 20% federal excise tax, then the Total Payments will be reduced until the aggregate of the Total Payments is such that no part of the Total Payments constitutes an excess parachute payment and is no longer subject to such excise tax.

  The Employment Agreement subjects Mr. Barach to certain non-competition and non-solicitation obligations. Pursuant to the Employment Agreement, during his employment and for a period of one year after his employment terminates for any reason (other than as a result of the relocation of the Company's principal business more than 50 miles away from Concord, Massachusetts, in which case the Employment Agreement provides that a period of six months shall apply), Mr. Barach agrees, among other things, not to (i) engage in any business activity or accept employment with any person or entity which is directly or indirectly in competition with the products or services marketed, sold, being developed or otherwise provided by the Company, (ii) solicit or accept the business of any former or current customers, suppliers or affiliates of the Company, and (iii) hire or attempt to hire any employee of the Company.

  The Company entered into a letter agreement, dated October 14, 1999, with Michael L. Bayer. The purpose of the letter agreement is to reinforce and encourage Mr. Bayer to remain with the Company, to maintain objectivity and a high level of attention to his duties without distraction from the possibility of a change in control of the Company, and to restrict his ability to compete with the Company in the event his employment with the Company terminates. The letter agreement has no term and will remain in effect so long as Mr. Bayer remains an employee of the Company.

  The letter agreement provides that if Mr. Bayer's employment with the Company is terminated for any reason, the Company agrees to pay Mr. Bayer severance payments of his then current monthly base salary, including any benefits and perquisites, for a period of six months. The letter agreement provides that for each additional twelve-month period that Mr. Bayer is employed by the Company, the six-month period shall be extended by one additional month, up to a maximum of twelve months.

  The letter agreement subjects Mr. Bayer to certain non-competition and nonsolicitation obligations under a Noncompetition and Nonsolicitation Agreement dated October 14, 1999 between Mr. Bayer and the Company. Pursuant to the Noncompetition and Nonsoliciation Agreement, during his employment and for a period of one year after his employment terminates for any reason other than without cause, Mr. Bayer agrees, among other things, not to (i) engage in any business activity or accept employment with any person or entity which is directly or indirectly in competition with the products or services marketed, sold, being developed or otherwise provided by the Company, (ii) solicit or accept the business of any former or current customers, suppliers or affiliates of the Company, and (iii) hire or attempt to hire any employee of the Company. In the event Mr. Bayer's employment is terminated without cause, the non-competition and nonsolicition restrictions described above shall only apply for so long as the Company is obligated to pay Mr. Bayer severance payments.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors (the "Committee") is currently composed of Keith M. Kerman and Brent R. Knudsen, neither of whom is currently an officer or employee of the Company. Pursuant to the authority delegated by the Board of Directors, the Committee is responsible for (i) establishing and administering the base salaries and cash bonuses of the Company's executive officers and (ii) administering and making recommendations and awards under the Company's 1998 Plan, 1999 Plan and the 1999 ESPP.

  The Company's executive compensation programs are designed (i) to attract and retain experienced and well-qualified executives capable of leading the Company to meet its business objectives and (ii) to motivate them to enhance long-term stockholder value. In setting the compensation level for executive officers, the Committee is guided by the following considerations:

  . compensation levels should be competitive with compensation generally being paid to executives in the electronic commerce industry to ensure the Company"s ability to attract and retain superior executives;

  . each individual executive officer's compensation should reflect the performance of the Company as a whole, the performance of the officer's business unit, if applicable, and the performance of the executive officer; and

  . a significant portion of executive officer compensation should be paid in the form of equity-based incentives to link closely stockholder and executive interests and to encourage stock ownership by executive officers.

  An executive's total compensation package includes a cash salary and bonus determined by the Committee, long-term incentive compensation in the form of stock options and various benefits, including a 401(k) retirement plan and medical insurance plans that are available to all employees of the Company. Salaries of the Company's Chief Executive Officer and the next four most highly compensated executives during fiscal 1999 are listed in the "Summary Compensation Table" found on page 11. The Committee reviews executive salaries at least once per year and, while it is not required to do so, it may in its discretion increase these salaries. The Committee attempts to keep the Company's compensation programs competitive by comparing them with those of other local and national companies in the industry. The Committee also attempts to balance the compensation level for an individual executive against his or her specific job requirements, including the individual's influence on obtaining corporate objectives.

  Cash Compensation. The Committee sets the annual salaries for individual executives by reviewing the salaries historically paid at the Company, the salaries paid by the Company's competitors to persons holding comparable positions and compensation studies prepared by independent third parties. The Committee determines any increases in annual salaries and bonuses based on a comparison of the executive's actual performance against his or her performance objectives, as well as on various subjective factors. The performance objectives for each executive depend on his or her area of responsibility and may include achievement of performance and financial objectives. Among the subjective factors considered by the Committee are the executive's ability to provide leadership, to develop the Company's business, to promote the Company's image with its customers and stockholders and to manage the Company's continuing growth.

  Equity Compensation. The Company's equity compensation program is designed to (i) provide long-term incentives to executive officers, (ii) tie compensation to creating long-term shareholder value, (iii) encourage executive officers to remain with the Company and promote the Company's business, and (iv) provide executives with the opportunity to obtain significant, long-term stock ownership in the Company's Common Stock.

  The Committee has granted options to executive officers as the long-term incentive component of the executive officers' total compensation package. The Committee generally grants options that become exercisable over a four-year period as a means of encouraging executives to remain with the Company and to promote its success. In fiscal 1999, the Committee only awarded the Company's executives stock options with exercise prices equal to the market price of the Common Stock on the date of grant. As a result, executives will benefit from these stock option grants only to the extent that the price of the Company's Common Stock increases.

  In deciding whether to grant options and in determining the number of shares to be subject to such options, the Committee generally reviews the option holdings of each of the executive officers, including the number of unvested options and the then-current value of such unvested options. The number of options granted to certain of the most highly compensated executive officers of the Company in fiscal 1999 is set forth in the table captioned "Option Grants in Last Fiscal Year" found on page 12. The total options held by each of these executives at December 31, 1999 is set forth in the table captioned "Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values" found on page 13.

  CEO Compensation. Compensation during fiscal 1999 for Mr. Barach was determined in accordance with the policies applicable to the other executive officers of the Company described above. Mr. Barach's base salary level for fiscal 1999 increased by $180,000 from his salary that was in effect at the end of fiscal 1998. The Committee believes that Mr. Barach's compensation was competitive with the compensation paid by other companies in its industry to their chief executive officers. The Committee determined Mr. Barach's compensation based upon the Company's overall performance, the performance of his management team, the compensation paid by competing companies and the Company's prospects, among other objective and subjective factors, including the achievement of performance targets in accordance with the Company's executive compensation policies. The Committee does not find it practicable to quantify or assign relative weight to the factors on which the Chief Executive Officer's compensation is based. Mr. Barach's annual compensation (for the fiscal year ended December 31, 1999) is reflected in the table captioned "Summary Compensation Table" found on page 11. The number of options granted to Mr. Barach in fiscal 1999 is set forth in the table captioned "Option Grants in Last Fiscal Year" found on page 12. The total options held by Mr. Barach at December 31, 1999 is set forth in the table captioned "Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values" found on page 13.

  Tax Matters. In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), the Corporation cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to certain executive officers. This deduction limitation does not apply, however, to compensation that constitutes "qualified performance-based compensation" within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. The Compensation Committee has considered the limitations on deductions imposed by Section 162(m) of the Code, and it is the Compensation Committee's present intention that, for so long as it is consistent with its overall compensation objective, substantially all tax deductions attributable to executive compensation will not be subject to the deduction limitations of Section 162(m) of the Code.

                                          Respectfully submitted,

                                          THE COMPENSATION COMMITTEE

                                          Keith M. Kerman
                                          Brent R. Knudsen

                             CERTAIN TRANSACTIONS

  The Company believes that all of the transactions set forth below were made on terms no less favorable than could have been obtained from unaffiliated third parties. The Company intends that all future transactions, including loans, between the Company and its officers, directors, principal stockholders and their affiliates, will be approved by a majority of the Board of Directors of the Company, including a majority of the independent and disinterested members of the Board of Directors and will be on terms no less favorable to the Company that those that could be obtained from unaffiliated third parties.

Sale of Stock

  Series B-1 Preferred Stock Financing. In January 1999, the Company issued and sold 3,069,250 shares of Series B-1 Preferred Stock to one accredited investor. These series B-1 shares were converted into an aggregate of 411,264 shares of Common Stock at the closing of the Company's initial public offering in December 1999. Brent Knudsen, one of our directors, is a limited partner of NCP GP II, L.P., which is the General Partner of North Castle Partners II, L.P., and Mr. Knudsen is a Managing Director of North Castle GP II, LLC, which serves as the general partner of NCP GP II, L.P., as well as NCP-MNC, L.P. Mr. Knudsen is also a Managing Director of NCP Co-Investment G.P., LLC which is the general partner of NCP Co-Investment Fund, L.P., North Castle Partners II, L.P. and NCP-MNC, L.P. are collectively referred to herein as the North Castle entities. NCP-MNC, L.P. purchased 3,069,250 shares of Series B-1 Preferred Stock.

  Series C Preferred Stock Financing. In May 1999, the Company issued and sold 18,409,629 shares of Series C Preferred Stock at a price per share of $2.2787 to 16 accredited investors. These shares were converted into an aggregate of 2,846,686 shares of Common Stock at the closing of the Company's initial public offering in December 1999, after giving effect to the amendment to the Company's Certificate of Incorporation described below under the heading "Changes in Preferred Stock Conversion Features." Mr. Michael Greeley, one of our directors, is a Senior Vice President of GCC Investments, LLC, which wholly-owns Chestnut Hill Nature, LLC. Chestnut Hill Nature, LLC purchased 4,388,468 shares of Series C Preferred Stock. Stockholders owning greater than five percent or more of the Company's shares or affiliated with a director of the Company who purchased shares of Series C Preferred Stock and the number of shares purchased include:

                                                                      Number of
                                                                      Shares of
                                                            Number of   Common
                                                            Series C  Stock upon
   Investor                                                  Shares   Conversion
   --------                                                 --------- ----------
   CMG@Ventures II, LLC....................................   329,136   50,895
   Morgenthaler Ventures IV, L.P. .........................   329,136   50,895
   Bessemer Venture Entities...............................   329,136   50,895
   North Castle Entities................................... 2,194,234  339,295
   Chestnut Hill Nature, LLC............................... 4,388,468  678,589

  Registration Rights. In connection with the Company's preferred stock financings, the Company granted registration rights to the preferred stockholders. Pursuant to the terms of the registration rights agreement, the holders of approximately 10,316,892 shares of Common Stock, warrants to acquire 125,635 shares of Common Stock and options to acquire 326,409 shares of Common Stock are entitled to certain rights with respect to the registration of such shares under the Securities Act of 1933 as amended (the "Securities Act"). Under the terms of the registration rights agreement, if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, the holders are entitled to notice of such registration and are entitled to include shares of their Common Stock therein. Additionally, the holders are entitled to certain demand registration rights pursuant to which they may require the Company to file a registration statement under the Securities Act at its expense with respect to their shares of Common Stock, and the Company is required to use its best efforts to effect that registration. The Company is not required to effect more than two of these demand registrations. In addition, the holders are entitled to demand registration rights pursuant to which they may require the Company to file a registration statement under the Securities Act on Form S-3 at the Company's expense with respect to their shares of

Common Stock, and the Company is required to use its best efforts to effect that registration. The Company is not required to effect more than one of these Form S-3 demand registrations in any twelve-month period. All of these registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in such registration and the Company's right not to effect a requested registration within six months following any offering of the Company's securities. In addition, the Company's obligation to register shares of Common Stock terminates immediately with respect to a security holder holding 2% or less of our outstanding shares, provided that all shares held by the holder may be publicly sold within a three-month period pursuant to the Securities Act. In any event, all registration rights terminate four years from December 10, 1999.

Changes in Preferred Stock Conversion Features

  On July 30, 1999, the Company filed an amendment to its Certificate of Incorporation increasing the number of shares of Common Stock into which each share of Series C Preferred Stock would automatically convert in connection with a public offering of its equity securities from approximately 0.13 shares of Common Stock to approximately 0.14 shares of Common Stock, subject to certain conditions related to the offering. At the same time, holders of the Series A Preferred Stock, Series B-1 Preferred Stock and Series C Preferred Stock agreed to automatic conversion of their shares of Series A Preferred Stock, Series B-1 Preferred Stock and Series C Preferred Stock, respectively, into shares of our Common Stock effective upon the closing of the Company's initial public offering.

  On October 18, 1999, the Company's Board of Directors approved an amendment to the Certificate of Incorporation increasing the number of shares of Common Stock into which each share of Series C Preferred Stock will automatically convert in connection with a public offering of our equity securities from approximately 0.14 shares of Common Stock to approximately 0.15 shares of Common Stock, subject to certain conditions related to the offering. This amendment to the Company's Certificate of Incorporation, which was approved as an inducement to the holders of the Series C Preferred Stock to convert their shares in connection with the Company's initial public offering which closed in December 1999, also prevented any further adjustment to the number of shares of Common Stock issuable upon conversion of which the Series C Preferred Stock.

Agreement with NaviSite, Inc.

  The Company has a Web site hosting agreement with NaviSite, Inc. NaviSite, Inc. is a majority owned subsidiary of CMGI, Inc. CMGI, Inc. through its venture capital fund, CMG@Ventures II, LLC, owns greater than 5% of the Company's outstanding Common Stock. During the year ended December 31, 1998 and 1999, the Company paid service fees to NaviSite, Inc. of $22,643 and $101,940, respectively.

Relationship with Rodale, Inc.

  In September 1999, the Board of Directors of the Company authorized the Company to enter into a strategic relationship with Rodale Inc. which provides the Company with the right to include the electronic versions of certain healthy living books published by Rodale on the Company's Web site as well as access to Rodale's customer database of over 25 million customers for direct marketing purposes. The agreement with Rodale extends for a period of ten years with respect to the right to include existing and future books on our Web site. As part of this relationship, both the Company and Rodale have agreed to certain exclusivity provisions that limit the Company's ability to sell print books or print magazines and will preclude Rodale from selling vitamins, supplements, minerals, drugstore or certain other natural and healthy living products. In addition, Rodale has agreed not to license this content to competitors' of the Company for a period of five years from the date the content first appears on the Company's Web site. In connection with this relationship, the Company issued 974,044 shares of its Common Stock to Rodale, and in December 1999, Placido Corpora, the President of Rodale's Book Division, was appointed to the Company's Board of Directors.

Executive Agreements and Severance Arrangements

  A description of the agreements between the Company and each of Michael I. Barach and Michael L. Bayer begins on page 14 under the heading "Executive Agreements and Severance Arrangements."

                                  PROPOSAL II

                     Proposal to Amend the 1999 Stock Plan

  The 1999 Stock Plan was adopted by the Company's Board of Directors in July 1999 and was approved by the Company's stockholders in October 1999. A maximum of 118,473 shares of Common Stock were originally reserved for issuance under the 1999 Stock Plan upon the exercise of options or in connection with awards of stock of the Company or the opportunity to make direct stock purchases of shares of the Company. The Board of Directors has approved and recommended to the stockholders that they approve an increase in the number of shares authorized for issuance pursuant to the 1999 Stock Plan by 746,527 shares to 865,000 shares.

  The Company's management relies on stock options as essential parts of the compensation packages necessary for the Company to attract and retain experienced officers and employees. The Board of Directors believes that the proposed increase in the number of shares available under the 1999 Stock Plan is essential to permit the Company's management to continue to provide long-term, equity-based incentives to present and future key employees. As of April 17, 2000, only 118,473 shares remained authorized for issuance under the 1999 Plan. If the increase in the number of shares authorized for issuance under the 1999 Plan is not approved, the Company may become unable to provide suitable long-term equity based incentives to present and future employees. The Company has not yet determined who will receive the shares of Common Stock that will be authorized for issuance under the 1999 Plan if the proposed amendment is approved.

  The Board of Directors unanimously recommends a vote FOR the proposal to approve the amendment to the Company's 1999 Stock Plan.

Description of the 1999 Stock Plan

  The purpose of the 1999 Stock Plan is to provide stock options and other equity interests in the Company to employees, officers, directors, consultants and advisors of the Company and its subsidiaries by providing them with opportunities to purchase stock of the Company and participate in the ownership of the Company.

  Under the 1999 Stock Plan, employees and officers of the Company may be awarded incentive stock options ("ISO" or "ISOs"), as defined in Section 422(b) of the Code, and directors, officers, employees, consultants and advisors of the Company may be granted (i) options which do not qualify as ISOs (a "Non-Qualified Option" or "Non-Qualified Options"), (ii) awards of stock in the Company ("Awards"), and (iii) opportunities to make direct purchases of stock in the Company ("Purchases"). ISOs, Non-Qualified Options, Awards and Purchases are sometimes collectively referred to as "Stock Rights" and ISOs and Non-Qualified Options are sometimes collectively referred to as "Options." The 1999 Stock Plan provides for the issuance of a maximum of 118,473 shares of Common Stock of the Company pursuant to the grant of Stock Rights. Currently, 160 employees (including one director who is also an employee and officer of the Company) and all directors of the Company are eligible to participate in the 1999 Stock Plan.

  The 1999 Stock Plan is administered by the Compensation Committee. Subject to the terms of the 1999 Stock Plan, the Compensation Committee has the authority to determine the persons to whom Stock Rights are granted, the exercise price per share and other terms and provisions governing the Stock Rights, including restrictions, if any, applicable to the shares of Common Stock issuable upon exercise of Stock Rights.

  Stock Rights may be granted under the 1999 Stock Plan at any time prior to July 30, 2010. The exercise price per share of Non-Qualified Options granted, and the purchase price per share of stock granted in any Award or authorized as a Purchase, under the 1999 Stock Plan cannot be less than the minimum legal consideration required therefore under the laws of any jurisdiction in which the Company may be organized. The exercise price per share of each ISO cannot be less than the fair market value of the Common Stock on the date of grant (or, in the case of an ISO granted to an employee holding more than ten percent of the voting stock of the Company, 110% of the fair market value of the Common Stock on the date of grant). As of the close of business on April 17, 2000, the fair market value of a share of the Company's Common Stock as reported on Nasdaq was

$1.625 per share. The 1999 Stock Plan provides that each Option shall expire on the date specified by the Compensation Committee, but not more than ten years from the date of grant in the case of Options generally, and five years from the date of grant in the case of an ISO granted to an employee holding more than ten percent of the voting stock of the Company.

  Each Option granted under the 1999 Stock Plan may either be fully exercisable at the time of grant or may become exercisable in such installments as the Compensation Committee may specify. Each Option may be exercised from time to time, in whole or in part, up to the total number of shares with respect to which it is then exercisable. Subject to certain restrictions, the Compensation Committee has the right to accelerate the date that any installment of any Option becomes exercisable.

  Payment of the exercise price of an Option granted under the 1999 Stock Plan may be made in cash or by check or (i) by tendering shares of Common Stock of the Company having a fair market value equal as of the date of the exercise to the cash exercise price of the Option, (ii) through the delivery of an assignment to the Company of a sufficient amount of the proceeds from the sale of the Common Stock acquired upon exercise of the Option and an authorization to the broker or selling agent to pay that amount to the Company or (iii) by any combination of the above.

  Pursuant to the 1999 Plan, no employee may be granted Options to acquire, in the aggregate, more than 59,236 shares of Common Stock in any one calendar year.

  If an ISO optionee ceases to be employed by the Company other than by reason of death or disability, no further installments of his or her ISOs will become exercisable, and vested ISOs shall terminate after the passage of three months from the date of termination of employment (but no later than their specified expiration dates), except to the extent that such ISOs shall have been converted into Non-Qualified Options. If an optionee ceases to be employed by the Company by reason of disability, or if an optionee dies, any ISO held by the optionee may be exercised, to the extent exercisable on the date of disability or death, by the optionee or the optionee's estate, personal representative or beneficiary, at any time within 180 days from the date of the optionee's disability or death (but not later than the specified expiration date of the ISO).

  Option holders are protected against dilution in the event of a stock dividend, stock split, consolidation, merger, recapitalization, reorganization or similar transaction. The Board of Directors may from time to time adopt amendments to the 1999 Stock Plan, certain of which are subject to stockholder approval, and may terminate the 1999 Stock Plan, at any time. Any shares subject to an Option granted under the 1999 Stock Plan, which for any reason expires or terminates unexercised, may again be available for future Option grants. Unless terminated sooner, the 1999 Stock Plan will terminate ten years from the date on which it was adopted by the Board of Directors (except as to Options outstanding on that date).

Stock Options Granted under the 1999 Plan Since its Inception

  As of May 1, 2000 no Stock Rights had been granted under the 1999 Stock Plan. Future awards are in the discretion of the Board of Directors and cannot be determined at this time.

Federal Income Tax Consequences

  The following discussion of United States federal income tax consequences of the issuance and exercise of Stock Rights granted under the 1999 Stock Plan is based upon the provisions of the Code as in effect on the date of this Proxy Statement, current regulations, and existing administrative rulings of the Internal Revenue Service. It is not intended to be a complete discussion of all of the United States federal income tax consequences of the issuance and exercise of Stock Rights granted under the 1999 Stock Plan or of the requirements that must be met in order to qualify for the described tax treatment. In addition, there may be foreign, state or local tax consequences that are not discussed herein.

  Incentive Stock Options. The following general rules are applicable under current United States federal income tax law to ISOs granted under the 1999 Stock Plan:

    1. In general, an optionee will not recognize any income upon the grant of an ISO or upon the issuance of shares to him or her upon the exercise of an ISO, and the Company will not be entitled to a federal income tax deduction upon either the grant or the exercise of an ISO.

    2. If shares acquired upon exercise of an ISO are not disposed of within
  (i) two years from the date the option was granted or (ii) one year after the date the shares are issued to the optionee pursuant to the ISO exercise (the "Holding Periods"), the difference between the amount realized on any subsequent disposition of the shares and the exercise price will generally be treated as capital gain or loss to the optionee.

    3. If shares acquired upon exercise of an ISO are disposed of and the optionee does not satisfy the requisite Holding Periods (a "Disqualifying Disposition"), then in most cases the lesser of (i) any excess of the fair market value of the shares at the time of exercise of the ISO over the exercise price or (ii) the actual gain on disposition will be taxed to the optionee as ordinary income in the year of such disposition.

    4. The difference between the amount realized by an optionee as the result of a Disqualifying Disposition and the sum of (i) the exercise price and (ii) the amount of ordinary income recognized under the above rules generally will be treated as capital gain or loss.

    5. In any year that an optionee recognizes ordinary income on a Disqualifying Disposition of shares acquired upon exercising an ISO, the Company generally will be entitled to a corresponding federal income tax deduction.

    6. Capital gain or loss recognized by an optionee on a disposition of shares will be long-term capital gain or loss if the optionee's holding period for the shares exceeds one year.

    7. An optionee may be entitled to exercise an ISO by delivering shares of the Company's Common Stock to the Company in payment of the exercise price, if the optionee's ISO agreement so provides. If an optionee exercises an ISO in such fashion, special rules will apply.

    8. In addition to the tax consequences described above, the exercise of an ISO may result in an "alternative minimum tax." The "alternative minimum tax" will be applied against a taxable base which is equal to "alternative minimum taxable income," reduced by a statutory exemption. In general, the amount by which the fair market value of the shares received upon exercise of the ISO exceeds the exercise price is included in the optionee's alternative minimum taxable income. A taxpayer is required to pay the greater of his or her regular tax liability or the alternative minimum tax. A taxpayer who pays alternative minimum tax attributable to the exercise of an ISO may be entitled to a tax credit against his or her regular tax liability in later years.

    9. Special rules apply if the shares acquired upon the exercise of an ISO are subject to vesting, or are subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% stockholders.

  Non-Qualified Options. The following general rules are applicable under current United States federal income tax law to Non-Qualified Options granted under the 1999 Stock Plan:

    1. In general, the optionee will not recognize any income upon the grant of a Non-Qualified Option, and the Company will not be allowed a federal income tax deduction upon such grant.

    2. The optionee generally will recognize ordinary income at the time of exercise of the Non-Qualified Option in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price. The Company may be required to withhold income tax on this amount.

    3. When the optionee sells the shares acquired through the exercise of a Non-Qualified Option, he or she generally will recognize capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and his or her basis in the shares (generally, the exercise price plus the amount taxed to the optionee as ordinary income). If the optionee's holding period for the shares exceeds one year, such gain or loss will be a long-term capital gain or loss.

    4. When the optionee recognizes ordinary income attributable to a Non-Qualified Option, the Company generally should be entitled to a corresponding federal income tax deduction.

    5. An optionee may be entitled to exercise a Non-Qualified Option by delivering shares of the Company's Common Stock to the Company in payment of the exercise price. If an optionee exercises a Non-Qualified Option in such fashion, special rules apply.

    6. Special rules apply if the shares acquired upon the exercise of a Non-Qualified Option are subject to vesting, or are subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% stockholders.

  Awards and Purchases. The following general rules are applicable under current United States federal income tax law to Awards and Purchases under the 1999 Stock Plan:

  Persons receiving shares pursuant to an Award or Purchase under the 1999 Stock Plan will generally recognize ordinary income equal to the fair market value of the shares received in the case of an Award, or the excess of the fair market value of the shares (determined on the date of purchase) over the purchase price in the case of a purchase. The Company generally should be entitled to a corresponding federal income tax deduction. When such shares are sold, the seller generally will recognize capital gain or loss equal to the difference between the amount realized upon the sale of shares and his or her tax basis in the shares (generally, the fair market value of the shares when acquired). Special rules apply if the shares acquired are subject to vesting, or are subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% stockholders.

                            STOCK PERFORMANCE GRAPH

  The Stock Performance Graph set forth below compares the cumulative total stockholder return on the Company's Common Stock from December 10, 1999 (the date of the Company's initial public offering) to December 31, 1999, with the cumulative total return on (i) the Nasdaq Retail Trade Index (the "Nasdaq Retail Index") and (ii) the Russell 2000 Index (the "Russell 2000 Index"). The comparison assumes $100 was invested on December 10, 1999 in the Company's Common Stock, in the Russell 2000 Index and in the Nasdaq Retail Index and assumes reinvestment of dividends, if any.

  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG MOTHERNATURE.COM, INC., NASDAQ
                   RETAIL INDEX AND RUSSELL 2000 INDEX(1)(2)

                              [LOGO APPEARS HERE]

                                                              12/10/99 12/31/99
                                                              -------- --------
MotherNature.com, Inc........................................ $100.00  $ 56.25
Nasdaq Retail Index.......................................... $100.00  $ 95.34
Russell 2000 Index........................................... $100.00  $104.84

--------
(1) This graph is not "soliciting material," is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
(2) The stock price performance shown on the graph is not necessarily indicative of future price performance. Information used on the graph was obtained from Research Data Group, Inc. San Francisco, California, a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

                             STOCKHOLDER PROPOSALS

  Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at the next annual meeting of stockholders of the Company must be received at the Company's principal executive offices not later than January 5, 2001. The deadline for providing timely notice to the Company of matters that stockholders otherwise desire to introduce at the next annual meeting of stockholders is January 5, 2001. The Company may exercise its discretionary voting authority to direct the voting of proxies on any matter submitted for a vote at the annual meeting of stockholders if notice concerning proposal of such matter was not received on or before January 5, 2001. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Such persons are required by regulations of the SEC to furnish the Company with copies of all such filings. Based on its review of the copies of such filings received by it with respect to the fiscal year ended December 31, 1999 and written representations from certain Reporting Persons, the Company believes that all Reporting Persons complied with all Section 16(a) filing requirements in the fiscal year ended
December 31, 1999.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors has selected the firm of Arthur Andersen LLP as the Company's independent accountants for the 2000 fiscal year. Arthur Andersen LLP has served as the Company's independent accountants since the Company's inception. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

                           EXPENSES AND SOLICITATION

  The cost of solicitation of proxies will be borne by the Company. Proxies will be solicited principally through the mails. Further solicitation of proxies from some stockholders may be made by directors, officers and regular employees of the Company personally, by telephone, telegraph or special letter. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses will be paid for any such further solicitation. In addition, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the name of a nominee. The Company will reimburse such persons for their reasonable out-of-pocket costs.

                                OTHER BUSINESS

  The Board of Directors knows of no business that will be presented for consideration at the meeting other than those items stated above. If any other business should come before the Annual Meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the person or persons acting under the proxies.

                             MOTHERNATURE.COM, INC.

                    Proxy for Annual Meeting of Stockholders

                                 June 15, 2000

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints MICHAEL I. BARACH and MICHAEL L. BAYER, and each or both of them, proxies, with full power of substitution to vote all shares of stock of MotherNature.com, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Thursday, June 15, 2000, at 9:30 a.m. Boston time, at the offices of Testa, Hurwitz & Thibeault, LLP, 125 High Street, Boston, Massachusetts, 02110, and at any adjournments thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated May 1, 2000, a copy of which has been received by the undersigned.

                                                            SEE
                                                            REVERSE
                                                            SIDE

              CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE

[X]Please mark your vote as indicated in this example.

1. To elect Michael I. Barach, Placido A. Corpora, Michael A. Greeley, Keith M. Kerman, Brent R. Knudsen, and Marc D. Poirier as Directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified.

FOR all nominees listed above (except as marked to the contrary)  [_]

WITHHOLD AUTHORITY to vote for all nominees listed above  [_]


2. To approve an increase in the number of shares of Common Stock, par value $.01 per share, available for issuance under the MotherNature.com, Inc. 1999 Stock Plan from 118,473 to 865,000 shares.

FOR    AGAINST    ABSTAIN
[_]      [_]        [_]


INSTRUCTIONS: To withhold your vote for any individual nominee write the nominee's name in the space provided below.

---------------------------

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE, OR OTHERWISE PROVIDE YOUR PROXY BY TELEPHONE OR THE INTERNET.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  [_]

(Please sign exactly as your name appears hereon. If signing as attorney, executor, trustee or guardian, please give your full title as such. If stock is held jointly, each owner should sign. Please read reverse side before signing.)

                                Signature: _____________________

                                Date ________________

                                Signature: _____________________

                                Date ________________